CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated December 20, 2023, relating to the financial statements and financial highlights of AAM Bahl & Gaynor Small/Mid Cap Income Growth ETF, a series of ETF Series Solutions, for the year ended October 31, 2023 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
February 23, 2024